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                                                                    Exhibit 10.9

(LOGO)HITTITE
MICROWAVE CORPORATION


Mr. Cosmo Trapani
8 Heath Circle
S. Lynnfield, Ma  01940


July 17, 2002

Re:  Director Indemnification Agreement

Dear Mr. Trapani,

This letter is to outline and clarify the company's agreement with you regarding indemnification. In accordance with the By Laws of Hittite Microwave Corporation (the company), Article VII (see attached) and in accordance with Section 145, General Corporation Law of the State of Delaware, the company shall and will indemnify each individual serving as a director of the company, in each and every situation where, the director is a party or threatened as a party, to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative. The company shall make such indemnification whether obligated, permitted, or empowered. It is understood that before making such indemnification, the company shall first promptly make a determination that each director acted in good faith and in the best interest of the company.


Sincerely,

/s/ Yalcin Ayasli

(s)Dr. Yalcin Ayasli
Chairman of the Board of Directors


ATTACHMENT:  BY-LAW OF HITTITE MICROWAVE CORPORATION, ARTICLE VII

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ARTICLE VII.  INDEMNIFICATION.

         Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnities", who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.